Exhibit 99.2

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01, of Rand Worldwide, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 26, 2012	PETER H. KAMIN CHILDRENS TRUST

	By:	/s/ Peter H. Kamin
Peter H. Kamin Sole Trustee

3K LIMITED PARTNERSHIP

By:	/s/ Peter H. Kamin
Peter H. Kamin Managing Partner

/s/ Peter H. Kamin
PETER H. KAMIN